Exhibit 3.2

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

HINGE HEALTH, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Hinge Health, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies as follows:

1. The name of this corporation is Hinge Health, Inc. and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 10, 2016.

2. The Corporation is filing this Amended and Restated Certificate of Incorporation of the Corporation, which restates, integrates and further amends the Seventh Amended and Restated Certificate of Incorporation, as heretofore amended (the “Prior Certificate”), and which was duly adopted by all necessary action of the Board of Directors of the Corporation (the “Board of Directors”) and the stockholders of the Corporation in accordance with the provisions of Sections 242, 245 and 228 of the DGCL.

3. The Prior Certificate is hereby amended and restated in its entirety by this Amended and Restated Certificate of Incorporation to read as follows:

ARTICLE I

The name of this corporation is Hinge Health, Inc. (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, in the city of Wilmington, county of New Castle, Delaware 19808. The name of its registered agent at such address is The Company Corporation.

ARTICLE III

The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law.

ARTICLE IV

A. Authorized Stock; Reclassification of Common Stock.

The total number of shares of all classes of stock which the Corporation is authorized to issue is 1,224,330,341 consisting of:

(i)

1,120,000,000 shares of Common Stock, $0.00001 par value per share (the “Common Stock”), of which (a) 1,000,000,000 shares shall be a series designated as Class A Common Stock (the “Class A Common Stock”), (b) 120,000,000 shares shall be a series designated as Class B Common Stock (the “Class B Common Stock”), and

(ii)

104,330,341 shares of Preferred Stock, $0.00001 par value per share (the “Preferred Stock”) of which 4,330,341 shares shall be a series designated as Series E Preferred Stock (the “Series E Preferred Stock”) and the remainder shall initially be undesignated but may be issued from time to time in one or more series as provided in Part C of this Article IV.

For the avoidance of doubt, the Class A Common Stock and the Class B Common Stock are separate series within the class of Common Stock, and not separate classes of stock.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class or series of capital stock of the Corporation. All references in this Amended and Restated Certificate of Incorporation (this “Amended and Restated Certificate of Incorporation”) to a “certificate” or “certificates” representing shares of the Corporation’s capital stock include a notice or notices of issuance of uncertificated shares.

Immediately upon the filing and effectiveness of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”):

(a) each share of Common Stock (as defined in the Seventh Amended and Restated Certificate of Incorporation, as heretofore amended (the “Prior Certificate”)) issued and outstanding or held by the Corporation as treasury stock as of immediately prior to the Effective Time, excluding the Pre-Effective Time Founder Shares (as defined below) (the “Pre-Effective Time A Shares”) shall be automatically reclassified as and shall become one share of Class A Common Stock without any further action by the Corporation or the holder of any such share; and

(b) each Pre-Effective Time Founder Share and Pre-Effective Time Preferred Share issued and outstanding as of immediately prior to the Effective Time (collectively, the “Pre-Effective Time B Shares”) shall be automatically reclassified as and shall become one share of Class B Common Stock without any further action by the Corporation or the holder of any such share.

Each certificate previously representing such shares of Pre-Effective Time A Shares or Pre-Effective Time B Shares immediately prior to the Effective Time shall thereafter represent a number of whole shares of Class A Common Stock or Class B Common Stock, as applicable, into which such shares have been reclassified pursuant to the provisions of this Part A of this Article IV, without the need for surrender or exchange thereof.

“Pre-Effective Time Founder Shares” means all shares of Common Stock (as defined in the Prior Certificate) and Preferred Stock (as defined in the Prior Certificate) held of record by the Founders (as defined in the Prior Certificate) and any Founder’s Affiliates (as defined in the Prior Certificate), as of immediately prior to the Effective Time.

“Pre-Effective Time Preferred Shares” means all shares of Preferred Stock (as defined in the Prior Certificate), excluding the Pre-Effective Time Series E Preferred Shares, as of immediately prior to the Effective Time.

“Pre-Effective Time Series E Preferred Shares” means all shares of Series E Preferred Stock (as defined in the Prior Certificate), as of immediately prior to the Effective Time.

B. Common Stock

The Common Stock shall have such terms, rights, powers and privileges, and the qualifications, limitations and restrictions with respect thereto, as stated or expressed herein. Unless otherwise indicated, references to “Sections” or “Subsections” in this Part B of this Article IV refer to sections and subsections of Part B of this Article IV.

1. General; Equal Status. Except as otherwise provided in this Article IV or required by law, shares of Class A Common Stock and Class B Common Stock shall have the same rights, privileges, preferences and powers, rank equally (including as to dividends and distributions, and upon any liquidation, dissolution, distribution of assets or winding up of the Corporation), share ratably and be identical in all respects and as to all matters. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and privileges of any series of Preferred Stock outstanding at any time and as may be designated by the Board of Directors of the Corporation (the “Board of Directors”).

2. Voting.

2.1 Except as required by law, each share of Class A Common Stock shall entitle the holder to one (1) vote for each share of Class A Common Stock held and each share of Class B Common Stock shall entitle the holder to fifteen (15) votes for each share of Class B Common Stock held, in each case, on any matter submitted to the stockholders of the Corporation for a vote or approval. Every reference in this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation (as amended and/or restated from time to time, the “Bylaws”) to a majority or other proportion of stock, voting stock or shares shall refer to such majority or other proportion of the votes of such stock, voting stock or shares.

2.2 Unless required by law, there shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) without the separate class vote of the holders of Common Stock that would otherwise be required by Section 242(b)(2) of the General Corporation Law.

2.3 Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the General Corporation Law.

3. Conversion.

3.1 Conversion of Class B Common Stock.

3.1.1 Right to Convert. Any holder of shares of Class B Common Stock, at the option of such holder, may convert any share of Class B Common Stock held by such holder at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into one (1) validly issued, fully paid and nonassessable share of Class A Common Stock.

3.1.2 Automatic Conversion.

(A) Non-Founder Shares. Each share of Class B Common Stock that is not held of record or Beneficially Owned (as defined below) by a Founder (as defined in Section 3.1.4) (or by a Founder’s Affiliate (as defined in Section 3.1.4)) shall automatically convert into one (1) validly issued, fully paid and nonassessable share of Class A Common Stock at 5:00 p.m. New York City time on the seven (7) year anniversary of the Effective Time (the “Class B Mandatory Conversion Time”) or, with respect to each such holder, if earlier than the Class B Mandatory Conversion Time, 5:00 p.m. New York City time on the date when such holder, together with its Affiliates, ceases to Beneficially Own (as defined below) in the aggregate a number of shares of capital stock of the Corporation equal to at least 50% of the capital stock of the Corporation that such holder and its Affiliates Beneficially Owned in the aggregate as of the Effective Time (such earlier date, the “Individual Holder Class B Mandatory Conversion Time”).

(B) Founder Shares. Each share of Class B Common Stock held of record or Beneficially Owned by a Founder (or by any of such Founder’s Affiliates) shall automatically convert into one (1) validly issued, fully paid and nonassessable share of Class A Common Stock upon the earlier of: (A) 5:00 p.m. New York City time on the date when such Founder, together with such Founder’s Affiliates, ceases to Beneficially Own in the aggregate a number of shares of capital stock of the Corporation equal to at least 50% of the capital stock of the Corporation that such Founder and such Founder’s Affiliates

Beneficially Owned in the aggregate as of the Effective Time (which initial and subsequent Beneficial Ownership calculations shall include only the net issuance share amount upon vesting and settlement of restricted stock units, after giving effect to the withholding of shares by the Corporation to cover all federal and state tax liabilities of such Founder relating to such settlement at the maximum applicable rates) or (B) 5:00 p.m. New York City time on the date that such Founder is no longer an employee or a director of the Corporation (such earlier date, a “Founder Mandatory Conversion Time”).

“Beneficially Own” and “Beneficial Owner” have such meanings as are set forth in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

3.1.3 Conversion Upon Death or Disability. Each outstanding share of Class B Common Stock held by a Founder (or by any of such Founder’s Affiliates) shall automatically convert into one (1) share of Class A Common Stock at 5:00 p.m. New York City time on the nine (9) month anniversary of the death or Disability of such Founder (the “Founder Death or Disability Conversion Time”), excluding, for the avoidance of doubt, any shares of Class B Common Stock subject to a Transfer (as defined below) by such Founder (or such Founder’s Affiliates) to the other Founder (or any such other Founder’s Affiliates) as contemplated by Section 3.1.4(l).

“Disability” shall mean permanent and total disability such that the natural person who is the holder of shares of Class B Common Stock is unable to engage in any substantial gainful activity by reason of any medically determinable mental impairment which would reasonably be expected to result in death or which has lasted or would reasonably be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner. In the event of a dispute whether the natural person who is the holder of shares of Class B Common Stock has suffered a Disability, no Disability of the natural person who is the holder of shares of Class B Common Stock shall be deemed to have occurred unless and until an affirmative ruling regarding such Disability has been made by a court of competent jurisdiction, and such ruling has become final and nonappealable.

3.1.4 Transfers. Any share of Class B Common Stock shall automatically convert into one (1) share of Class A Common Stock upon the Transfer of such share by the holder of such Class B Common Stock as of immediately prior to the Effective Time (or in the case of any share of Class B Common Stock issued following the Effective Time, by the holder of such Class B Common Stock as of the time of original issuance of such share) (any such holder, the “Operative Holder”) or by any of such Operative Holder’s Permitted Transferees (as defined below) to a natural person or entity other than (A) the holder of such share of Class B Common Stock on the date of initial issuance of such share by the Corporation (any such holder, the “Initial Holder”), (B) an Affiliate of such Initial Holder (each of (A) and (B), a “Permitted Transferee” of such Operative Holder), or (C) from any Permitted Transferee back to the Operative Holder and/or any other Permitted Transferee established by or for the benefit of such Operative Holder.

“Transfer” shall mean (i) the direct or indirect sale, transfer, pledge, assignment, gift, contribution, grant of a lien, or other disposal of any share of Class B Common Stock or any beneficial interest in such share or (ii) the deposit of any share of Class B Common Stock into a voting trust or entry into a voting agreement or arrangement with respect to any share of Class B Common Stock or the granting of any proxy or power of attorney with respect thereto. A “Transfer” will also be deemed to have occurred with respect to any share of Class B Common Stock Beneficially Owned by an Operative Holder (or by any of such Operative Holder’s Permitted Transferees) if there is a transaction or other event such that the Operative Holder (or such Operative Holder’s Permitted Transferees, as the case may be) no longer retains sole dispositive power (as among the Operative Holder of such share of Class B Common Stock and such Operative Holder’s Permitted Transferees) and exclusive power to vote or direct the voting of such security, including by proxy, voting agreement or otherwise, in each case with respect to such share of Class B Common Stock. Notwithstanding the foregoing none of the following shall be considered a Transfer:

(A) the granting of a revocable proxy to an officer or director of the Corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders or any other action of the stockholders permitted by this Amended and Restated Certificate of Incorporation;

(B) the pledge of shares of Class B Common Stock or granting a lien with respect thereto by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction with a financial institution for so long as such stockholder continues to exercise voting control over such shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a Transfer;

(C) the entering into, or reaching an agreement, arrangement or understanding regarding, a support, voting, tender or similar agreement or arrangement (with or without a proxy) in connection with a merger, asset transfer, asset acquisition or similar transaction approved by the Board of Directors;

(D) the entering into a trading plan pursuant to Rule 10b5-1 under the Exchange Act with a broker or other nominee where the holder entering into the plan retains all voting control over the shares; provided, however, that a Transfer of such shares of Class B Common Stock by such broker or other nominee shall constitute a “Transfer” at the time of such Transfer;

(E) the entering into or amending a voting trust, agreement or arrangement (with or without granting a proxy) solely with holders of Class B Common Stock that (i) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (ii) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time and (iii) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;

(F) the granting of a proxy by the Founder or the Founder’s Affiliates to a natural person or entity designated by the Founder or the Founder’s Affiliates and approved, in advance, by a majority of the Independent Directors then in office to exercise dispositive power and/or voting control of shares of Class B Common Stock Beneficially Owned by the Founder or the Founder’s Affiliates;

(G) the fact that the spouse of any holder of Class B Common Stock possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a Transfer of such shares of Class B Common Stock; provided that, any transfer of shares by any holder of shares of Class B Common Stock to such holder’s spouse, including a transfer in connection with a divorce proceeding, domestic relations order or similar legal requirement, shall constitute a “Transfer” of such shares of Class B Common Stock unless otherwise exempt from the definition of Transfer;

(H) the deposit of Class B Common Stock into an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code (or successor provision), or a pension, profit sharing, stock bonus or other type of plan or trust of which such holder of Class B Common Stock is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code (or successor provision); and

(I) any Transfer by a Founder (or such Founder’s Affiliates) to the other Founder (or any such Founder’s Affiliates).

“Affiliate” shall mean, (i) in the case of a holder who is a natural person or an entity held solely by a natural person or a trust created by a natural person, (A) (I) such natural person and (II) any spouse, registered domestic partner, descendant (including any adopted descendant), sibling, parent, grandparent, parent of the spouse or domestic partner of such natural person or any lineal descendants of any of the foregoing (including any adopted descendant), and any of the foregoing relations by virtue of marriage or registered domestic partnership relationship (including step-relations) (each a “Family Member” and, more than one such Family Member, “Family Members”), (B) any custodian, trustee

(including a trustee of a voting trust), executor or other fiduciary for the account of (I) such natural person or any one or more Family Members of such natural person or (II) any trust contemplated by clause (C), (C) any trust of which such natural person and/or any one or more Family Members of such natural person and/or any organization that is tax-exempt under Section 501(c)(3) of the Internal Revenue Code are current beneficiaries, (D) an entity in which all of the beneficial and economic interests are held, directly or indirectly, by any one or more of such natural person, any one or more Family Members of such natural person, or any natural person, entity, or trust referred to in clause (B) or (C), or (E) an organization that is tax-exempt under Section 501(c)(3) of the Internal Revenue Code so long as the transfer, assignment, sale or other disposition to such organization does not involve any payment of cash, securities, property or other consideration to such natural person; provided that, in the case of each of clauses (A), (B), (C), (D) and (E), such natural person holds exclusive voting control with respect to such shares of Class B Common Stock; (ii) in the case of an institutional, private equity, hedge, venture capital or other private investment fund, any partner, limited partner, retired partner, member or retired member of such holder, any affiliated fund, any fund which is controlled by or under common control with one or more general partners of such holder, any fund that is managed and governed by the same management company as such holder, any fund that controls such holder or any fund that is controlled by, under common control with, managed or advised by the same management company or registered investment advisor that controls, is under common control with, manages or advises the fund that controls such holder; and (iii) in the case of a mutual fund, pension fund, other pooled investment vehicle or an institutional client, to another mutual fund, pension fund, other pooled investment vehicle or an institutional client in connection with a merger, fund reorganization or otherwise for regulatory or fund management purposes.

“Founder” shall mean any of Daniel Perez and Gabriel Mecklenburg, each as a natural living person, and “Founders” shall mean both of them.

“Independent Directors” means members of the Board of Directors that are not a Founder or an officer or other employee of the Corporation or its subsidiaries (provided that a director shall not be considered an officer or employee of the Corporation solely due to such director’s position as a member of the Board of Directors or the board of directors or similar governing body of one or more subsidiaries of the Corporation).

3.1.5 Mechanics of Conversion. In the event of an optional conversion pursuant to Section 3.1.1, before any holder of Class B Common Stock shall be entitled voluntarily to convert the same into shares of Class A Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the name or names in which such holder wishes the certificate or certificates for shares of Class A Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid. Such optional conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Class B Common Stock to be converted, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock on such date. If the conversion is in connection with the automatic conversion provisions set forth in Section 3.1.2, Section 3.1.3 or Section 3.1.4, such conversion shall be deemed to have been made (i) in the case of Section 3.1.2(A), at the Class B Mandatory Conversion Time or Individual Holder Class B Mandatory Conversion Time, as applicable, (ii) in the case of Section 3.1.2(B), at the Founder Mandatory Conversion Time, (iii) in the case of Section 3.1.3, at the Founder Death or Disability Conversion Time, or (iv) in the case of Section 3.1.4, on the applicable date of Transfer, the persons entitled to receive shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Class A Common Stock as of the applicable date, and, until presented for transfer, certificates previously evidencing shares of Class B Common Stock shall represent the number of shares of Class A Common Stock into which such shares were automatically converted. Shares of Class B Common Stock converted pursuant to Section 3.1.1, Section 3.1.2, Section 3.1.3 or Section 3.1.4 shall be automatically retired and cancelled and may not be reissued, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Class B Common Stock accordingly.

3.1.6 Policies and Procedures. The Board of Directors, or a committee thereof, may, from time to time, establish such policies and procedures, not in violation of applicable law or this Amended and Restated Certificate of Incorporation, relating to the conversion of shares of Class B Common Stock into shares of Class A Common Stock as it may deem necessary or advisable. The Corporation may, from time to time, require that a holder of shares of Class B Common Stock furnish affidavits or other proof to the Corporation as it deems necessary to verify the ownership of shares of Class B Common Stock and to confirm that a conversion to shares of Class A Common Stock has not occurred. Without limiting the discretion of the Board of Directors (or a committee of the Board of Directors), the Board of Directors (or such committee) may determine (and such determination shall be conclusive) that a holder of shares of Class B Common Stock has failed to furnish sufficient evidence to the Corporation (in the manner and time frame provided in the request) to enable the Corporation to determine that no conversion of shares of Class B Common Stock into shares of Class A Common Stock in accordance with this Section 3.1 has occurred with respect to such holder of shares of Class B Common Stock (and its Affiliates), and therefore such shares of Class B Common Stock, to the extent not previously converted, shall be converted into shares of Class A Common Stock and such conversion shall thereupon be registered on the books and records of the Corporation. A determination by the Board of Directors (or such committee of the Board of Directors), acting reasonably and in good faith, that shares of Class B Common Stock have been converted into shares of Class A Common Stock pursuant to this Article IV shall be conclusive.

3.1.7 No Further Issuance. Except for the issuance of shares of Class B Common Stock issuable in respect of Rights (as defined below) outstanding immediately prior to the Effective Time, upon the conversion of shares of Series E Preferred Stock in accordance with Article IV(C)1.4, in a dividend payable in accordance with Section 6 of Article IV(B), or in a reclassification, subdivision or combination in accordance with Section 8 of Article IV(B), the Corporation shall not at any time after the Effective Time issue any additional shares of Class B Common Stock. “Rights” means any option, warrant, restricted stock unit, restricted stock award, performance stock award, phantom stock, equity award, conversion right or contractual right of any kind to acquire or obligation of the Corporation to issue shares of the Corporation’s authorized but unissued capital stock.

3.1.8 Reservation of Shares. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock and Series E Preferred Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock and Series E Preferred Stock convertible into Class B Common Stock or Class A Common Stock into shares of Class A Common Stock.

4. Notices. Except as otherwise provided herein, any notice required or permitted by the provisions of this Part B of Article IV to be given to a holder of shares of Common Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation for such holder, given by the holder to the Corporation for the purpose of notice or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission. If no such address appears or is given, notice shall be deemed given at the place where the principal executive office of the Corporation is located.

5. Redemption. Neither the Class A Common Stock nor the Class B Common Stock is mandatorily redeemable.

6. Dividends. Subject to the rights, powers and preferences applicable to any series of Preferred Stock, including those in Article IV(C)1.1, if any, outstanding at any time, the holders of each series of Common Stock shall be entitled to receive, on a per share basis, the same form and amount of dividends and other distributions of cash, property or shares of stock of the Corporation as may be declared by the

Board of Directors from time to time with respect to shares of any other series of Common Stock out of assets or funds of the Corporation legally available therefor; provided, however, that in the event that such dividend is paid in the form of shares of a series of Common Stock that differs from the series of Common Stock held by any holder or rights to acquire a series of Common Stock that differs from a series of Common Stock held by any holder, as applicable, such holder shall receive the series of Common Stock or rights to acquire the series of Common Stock corresponding to the series of Common Stock held by such holder, as the case may be.

7. Liquidation, Dissolution, etc. In the event of a voluntary or involuntary liquidation, dissolution, distribution of assets, or winding up of the Corporation, subject to the rights, powers and preferences applicable to any series of Preferred Stock, including those in Article IV(C)1, the holders of each series of Common Stock shall be entitled to share equally, on a per share basis, in all assets of the Corporation of whatever kind available for distribution to the holders of Common Stock.

8. Subdivision or Combination. If the Corporation in any manner subdivides, combines or reclassifies the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other such series shall, concurrently therewith, be subdivided, combined or reclassified in the same proportion and manner such that the same proportionate equity ownership between the holders of outstanding Class A Common Stock and Class B Common Stock on the record date for such subdivision, combination or reclassification is preserved, unless different treatment of the shares of each such series is approved by (i) the holders of a majority of the outstanding Class A Common Stock and (ii) the holders of a majority of the outstanding Class B Common Stock, each of (i) and (ii) voting as separate series.

9. Treatment in a Merger. The consideration received per share by the holders of each series of Common Stock in any merger, consolidation, reorganization or other business combination shall be identical unless different treatment of the shares of each such series is approved by (i) the holders of a majority of the outstanding Class A Common Stock and (ii) the holders of a majority of the outstanding Class B Common Stock, each of (i) and (ii) voting as separate series; provided, however, that if (i) such consideration consists, in whole or in part, of shares of capital stock of, or other equity interests in, the Corporation or any other corporation, partnership, limited liability company or other entity, and (ii) the powers, designations, preferences and relative, optional or other special rights and qualifications, limitations and restrictions of shares of capital stock or other equity interests received in respect of the shares of Class A Common Stock and Class B Common Stock differ solely to the extent that the powers, designations, preferences and relative, optional or other special rights and qualifications, limitations and restrictions of the Class A Common Stock and the Class B Common Stock differ as described in this Article IV, then the powers, designations, preferences and relative, optional or other special rights and qualifications, limitations and restrictions of such shares of capital stock or other equity interests may differ to the extent that the powers, designations, preferences and relative, optional or other special rights and qualifications, limitations and restrictions of the Class A Common Stock and the Class B Common Stock differ as provided herein (including, without limitation, with respect to the voting rights and conversion provisions hereof); and provided further, that, if the holders of any series of Common Stock are granted the right to elect to receive one of two or more alternative forms of consideration, the foregoing provisions shall be deemed satisfied if holders of the other series of Common Stock are granted corresponding election rights.

C. Preferred Stock.

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such designations, powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, if any, as stated in the resolution or resolutions providing for the establishment of such series adopted by the Board of Directors as hereinafter provided. Authority is hereby expressly granted to the Board of Directors to issue, from time to time, shares of Preferred Stock in one or more series, and, in connection with the establishment of any such series, by resolution or resolutions to determine and fix the designation of and the number of shares comprising such series, and such voting powers, full or limited, or no voting powers, and such other powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, if any, including, without limitation, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated in such resolution or resolutions, all to the fullest extent permitted by the General Corporation Law. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any series of Preferred Stock may, to the extent permitted by law, provide that such series shall be superior to, rank equally with or be junior to the Preferred Stock of any other series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may be different from those of any and all other series at any time outstanding. Except as otherwise expressly provided in Article IV(C)1 or in the resolution or resolutions providing for the establishment of any series of Preferred Stock, no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock so authorized in accordance with this Amended and Restated Certificate of Incorporation. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) without the separate class vote of the holders of the Preferred Stock that would otherwise be required under Section 242(b)(2) of the General Corporation Law.

1. Series E Preferred Stock. 4,330,341 shares of Preferred Stock are designated as Series E Preferred Stock. The Series E Preferred Stock shall have such rights, powers and privileges, and the qualifications, limitations and restrictions with respect thereto, as stated or expressed herein. Unless otherwise indicated, references to “Sections” or “Subsections” in this Part C of this Article IV refer to sections and subsections of Part C of this Article IV.

1.1 Dividends. The Board of Directors shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation unless (in addition to the obtaining of any consents required elsewhere in this Amended and Restated Certificate of Incorporation) all holders of the Series E Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series E Preferred Stock in an amount at least equal to the dividend payable on each share of Series E Preferred Stock determined as if all shares of such Series E Preferred Stock had been converted into the applicable series of Common Stock calculated on the record date for determination of holders entitled to receive such dividend.

1.2	Liquidation.

1.2.1

Preference. In the event of any Liquidation Transaction (as defined below), the holders of the Series E Preferred Stock shall be entitled to receive prior and in preference to any distribution of any of the assets of the Corporation to the holders of each other series of Preferred Stock and the Common Stock, by reason of their ownership thereof, an amount equal to $77.46420 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each outstanding share of Series E Preferred Stock then held by them, plus any declared but unpaid dividends on such shares. If, upon the occurrence of such event, the assets and funds thus of the Corporation are insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series E Preferred Stock, in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

1.2.2

Remaining Assets. Upon the completion of the distribution required by Article IV(C)1.2.1 above, the remaining assets of the Corporation available for distribution to stockholders shall be distributed according to Article IV(B)7.

1.2.3

Deemed Conversion. Notwithstanding the above, for purposes of determining the amount the holders of shares of Series E Preferred Stock are entitled to receive with respect to a Liquidation Transaction, as defined below, all holders of shares of Series E Preferred Stock shall be deemed to have converted (regardless of whether such holders actually converted) such holders’ shares of Series E Preferred Stock into shares of the applicable series of Common Stock immediately prior to the Liquidation Transaction if, as a result of an actual conversion, such holders would receive, in the aggregate, an amount greater than the amount that would be distributed to such holders if such holders did not convert shares of Series E Preferred Stock into shares of Common Stock. If any such holders shall be deemed to have converted shares of Series E Preferred Stock into the applicable series of Common Stock pursuant to this paragraph, then such holders shall not be entitled to receive any distribution that would otherwise be made to holders of Series E Preferred Stock that have not converted (or have not been deemed to have converted) into shares of the applicable series of Common Stock.

1.2.4	Certain Acquisitions.

1.2.4.1

Deemed Liquidation. For purposes of this Article IV(C)1.2, a “Liquidation Transaction” shall be deemed to occur if the Corporation shall (i) sell, convey, exclusively license or otherwise dispose of all or substantially all of its assets, property or business, in one transaction or a series of related transactions, (ii) merge with or into or consolidate with any other corporation, limited liability company or other entity (other than a wholly-owned subsidiary of the Corporation), in one transaction or a series of related transactions, or (iii) effect a liquidation, dissolution or winding up of the Corporation pursuant to the applicable provisions of Section 275 of the Delaware General Corporation Law; provided, however that none of the following shall be considered a Liquidation Transaction: (A) a merger effected exclusively for the purpose of changing the domicile of the Corporation, or (B) a bona fide equity financing in which the Corporation is the surviving corporation. In the event of a Liquidation Transaction pursuant to the provisions of subsection (ii) above, all references in this Article IV(C)1.2 to “assets of the Corporation” shall be deemed instead to refer to the aggregate consideration to be paid to the holders of the Corporation’s capital stock in such merger or consolidation. If any portion of the consideration payable to the holders of the Corporation’s capital stock is placed into escrow and/or is payable to the holders of the Corporation’s capital stock subject to contingencies, the applicable merger agreement shall provide that (1) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with this Article IV(C)1.2 as if the Initial Consideration were the only consideration payable in connection with such Liquidation Transaction and (2) any additional consideration which becomes payable to the holders of the Corporation’s capital stock upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with this Article IV(C)1.2 after taking into account the previous payment of the Initial Consideration as part of the same transaction. Nothing in this subsection (1.2.4.1) shall require the distribution to stockholders of anything other than proceeds of such transaction. Notwithstanding the foregoing, the treatment of any transaction as a Liquidation Transaction may be waived by the vote or written consent of the holders of at least a majority of the Corporation’s then-outstanding shares of Series E Preferred Stock (the “Requisite Series E Holders”). The Corporation shall not have the power to effect a Liquidation Transaction referred to in Article IV(C)1.2.4.1 unless the agreement or plan of merger or consolidation for such transaction provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Article IV(C)1.2.1.

1.2.4.2

Valuation of Consideration. In the event of a Liquidation Transaction, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value, determined as follows: (i) for securities not subject to investment letters or other similar restrictions on free marketability, (A) if traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the 30 day period ending three days prior to the closing of such transaction; (B) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30 day period ending three days prior to the closing of such transaction; or (C) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors and (ii) the method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall take into account an appropriate discount (as determined in good faith by the Board of Directors) from the market value as determined pursuant to clause (i) above so as to reflect the approximate fair market value thereof. Any securities shall be valued as determined in good faith by the Board of Directors. Notwithstanding the foregoing, the methods for valuing non-cash consideration to be distributed in connection with a Liquidation Transaction shall, with the appropriate approval by the stockholders under the Delaware General Corporation Law of the definitive agreements governing such Liquidation Transaction, be superseded by the determination of such value set forth in the definitive agreements governing such Liquidation Transaction.

1.3	Redemption. The Series E Preferred Stock is not mandatorily redeemable.

1.4	Conversion. The holders of shares of Series E Preferred Stock shall be entitled to conversion rights as follows:

1.4.1

Right to Convert. Subject to the provisions of this Article IV(C)1.4.1 and Article IV(C)1.4.3 below, each share of Series E Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of the Class B Common Stock as is determined by dividing $77.46420 (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series E Preferred Stock), by the Conversion Price applicable to such shares (such quotient is referred to herein as the “Conversion Rate”), determined as hereafter provided, in effect on (i) the date the certificate is surrendered for conversion or (ii) in the case of uncertificated securities, the date the notice of conversion is received by the Corporation. The initial “Conversion Price” shall be $77.46420 per share. Such initial Conversion Price shall be subject to adjustment as set forth in Article IV(C)1.4.5 below.

1.4.2

Automatic Conversion. Subject to the provisions of Article IV(C)1.4.3 below, each share of Series E Preferred Stock shall automatically be converted into shares of the applicable series of Common Stock at the Conversion Rate then in effect for such share immediately upon the earlier of (i) the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), the public offering price of which is not less than $77.46420 per share (as adjusted for stock splits, stock dividends, reclassification and the like) and which results in aggregate cash proceeds to the Corporation of not less than $100,000,000, net of underwriting discounts and commissions or (ii) immediately upon the date specified by vote or written consent of the Requisite Series E Holders.

1.4.3

Conversion to Class A. Notwithstanding the provisions of Article IV(C)1.4.1 and Article IV(C)1.4.2, (i) each share of Series E Preferred Stock that remains outstanding after the Class B Mandatory Conversion Time shall not be convertible into Class B Common Stock pursuant to Article IV(C)1.4.1 and Article IV(C)1.4.2 and instead shall be convertible into such number of fully paid and nonassessable shares of Class A Common Stock as is determined by the Conversion Rate, (ii) if, prior to the Class B Mandatory Conversion Time, any person who was a Beneficial Owner of shares of Series E Preferred Stock as of the Effective Time, together with its Affiliates, ceases to Beneficially Own in the aggregate a number of shares of capital stock of the Corporation equal to at least 50% of the capital stock of the Corporation that such person and its Affiliates Beneficially Owned in the aggregate as of the Effective Time (the “Series E Individual Holder Class B Mandatory Conversion Trigger”), then, from and after 5:00 p.m. New York City time on the date of the Series E Individual Holder Class B Mandatory Conversion Trigger (the “Series E Individual Holder Class B Mandatory Conversion Time”), each share of Series E Preferred Stock Beneficially Owned by such person shall not be convertible into Class B Common Stock pursuant to Article IV(C)1.4.1 and Article IV(C)1.4.2 and instead shall be convertible into such number of fully paid and nonassessable shares of Class A Common Stock as is determined by the Conversion Rate, and (iii) shares of Series E Preferred Stock Beneficially Owned by any person who was not the Beneficial Owner of such shares of Series E Preferred Stock as of the Effective Time, or an Affiliate of such person, shall not be convertible into Class B Common Stock pursuant to Article IV(C)1.4.1 and Article IV(C)1.4.2 and instead shall be convertible into such number of fully paid and nonassessable shares of Class A Common Stock as is determined by the Conversion Rate.

1.4.4

Mechanics of Conversion. Before any holder of Series E Preferred Stock shall be entitled to convert such Series E Preferred Stock into shares of the applicable series of Common Stock, the holder shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series E Preferred Stock a notice of issuance, for the number of shares of the applicable series of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made on the date such notice of conversion is received by the Corporation, and the person or persons entitled to receive the shares of the applicable series of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with a firm commitment underwritten public offering of securities, the conversion may, at the option of any holder tendering such Series E Preferred Stock for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering, in which event any persons entitled to receive the applicable series of Common Stock upon conversion of such Series E Preferred Stock shall not be deemed to have converted such Series E Preferred Stock until immediately prior to the closing of such sale of securities.

1.4.5

Conversion Price Adjustments of Series E Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Series E Preferred Stock shall be subject to adjustment from time to time as follows:

1.4.5.1

Issuance of Additional Stock Below Purchase Price. If the Corporation should issue, at any time after October 22, 2021 (the “Purchase Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for the Series E Preferred Stock in effect immediately prior to the issuance of such Additional Stock (as adjusted for stock splits, stock dividends, reclassification and the like), the Conversion Price for such series in effect immediately prior to each such issuance shall automatically be adjusted as set forth in this Article IV(C)1.4.5.1, unless otherwise provided in this Article IV(C)1.4.5.1.

1.4.5.1.1

Adjustment Formula. Whenever the Conversion Price is adjusted pursuant to this Article IV(C)1.4.5.1, the new Conversion Price for such Series E Preferred Stock shall be determined by multiplying the Conversion Price for Series E Preferred Stock then in effect by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (the “Outstanding Common”) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance of the Additional Stock would purchase at such Conversion Price; and (y) the denominator of which shall be the number of shares of Outstanding Common plus the number of shares of such Additional Stock. For purposes of the foregoing calculation, the term “Outstanding Common” shall include shares of Common Stock deemed issued pursuant to Article IV(C)1.4.5.1.5 below.

1.4.5.1.2

Definition of “Additional Stock”. For purposes of this Article IV(C)1.4.5.1, “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Article IV(C)1.4.5.1.5 below) by the Corporation after the Purchase Date, other than the following securities (such securities and any Common Stock Equivalents thereto collectively referred to as the “Exempted Securities”):

1.4.5.1.2.1	securities issued pursuant to stock splits, stock dividends or similar transactions, as described in Article IV(C)1.4.5.2 below;

1.4.5.1.2.2

securities issuable upon conversion, exchange or exercise of convertible, exchangeable or exercisable securities outstanding as of the Purchase Date including, without limitation, warrants, notes or options;

1.4.5.1.2.3

Common Stock (or options therefor) issued or issuable to employees, consultants, officers, directors of the Corporation or other persons performing services for the Corporation pursuant to stock option plans or restricted stock plans or agreements approved by the Board of Directors;

1.4.5.1.2.4	Common Stock issued or issuable in the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act;

1.4.5.1.2.5	securities issued or issuable as consideration for the acquisition by the Corporation of another company or business approved by the Board of Directors;

1.4.5.1.2.6

securities issued or issuable primarily for non-equity financing purposes to financial institutions, equipment lessors, brokers or similar persons in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions approved by the Board of Directors;

1.4.5.1.2.7

securities issued or issuable to an entity as a component of any business relationship with such entity primarily for the purpose of (a) joint venture, technology licensing or development activities, (b) distribution, supply or manufacture of the Corporation’s products or services or (c) any other arrangements involving corporate partners that are primarily for purposes other than raising capital, the terms of which business relationship with such entity are approved by the Board of Directors;

1.4.5.1.2.8	Common Stock issued or issuable upon conversion of the Series E Preferred Stock; and

1.4.5.1.2.9

shares (or securities or rights convertible into, exercisable or exchangeable into, or entitling their holder to receive shares, directly or indirectly) issued or issuable in any other transaction for a consideration per share less than the Conversion Price of the Series E Preferred Stock, for which exemption from these price-based antidilution provisions is approved (before or after issuance) by the affirmative vote of the Requisite Series E Holders.

1.4.5.1.3

No Fractional Adjustments. No adjustment of the Conversion Price for the Series E Preferred Stock shall be made in an amount less than one cent per share (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

1.4.5.1.4

Determination of Consideration. In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors in good faith irrespective of any accounting treatment.

1.4.5.1.5

Deemed Issuances of Common Stock. In the case of the issuance of securities or rights convertible into, exercisable or exchangeable into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (the “Common Stock Equivalents”), the following provisions shall apply for all purposes of this Article IV(C)1.4.5.1:

1.4.5.1.5.1

The aggregate maximum number of shares of Common Stock deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of any Common Stock Equivalents and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such securities were issued or such Common Stock Equivalents were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related Common Stock Equivalents (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments and without double counting for cancellation of indebtedness) upon the conversion, exchange or exercise of any Common Stock Equivalents (the consideration in each case to be determined in the manner provided in Article IV(C)1.4.5.1.4 above).

1.4.5.1.5.2

In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon conversion, exchange or exercise of any Common Stock Equivalents, other than a change resulting from the antidilution provisions thereof, the Conversion Price of Series E Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the conversion, exchange or exercise of such Common Stock Equivalents.

1.4.5.1.5.3

Upon the termination or expiration of the convertibility, exchangeability or exercisability of any Common Stock Equivalents, the Conversion Price of Series E Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Common Stock Equivalents that remain convertible, exchangeable or exercisable) actually issued upon the conversion, exchange or exercise of such Common Stock Equivalents.

1.4.5.1.5.4

The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Article IV(C)1.4.5.1.4 above shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Article IV(C)1.4.5.1.5.2 above or Article IV(C)1.4.5.1.5.3 above.

1.4.5.1.6

No Increased Conversion Price. Notwithstanding any other provisions of this Article IV(C)1.4.5.1, except to the limited extent provided for in Article IV(C)1.4.5.1.5.2 above and Article IV(C)1.4.5.1.5.3 above, no adjustment of the Conversion Price pursuant to this Article IV(C)1.4.5.1 shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

1.4.5.2

Stock Splits and Combinations. In the event the Corporation should at any time after the filing date of this Amended and Restated Certificate of Incorporation fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock, then, as of such record date (or the date of such split or subdivision if no record date is fixed), the Conversion Price of the Series E Preferred Stock that is convertible into the applicable series of Common Stock shall be appropriately proportionately decreased so that the number of shares of the applicable series of Common Stock issuable on conversion of each share of such Series E Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of the applicable series of Common Stock outstanding. If the number of shares of the applicable series of Common Stock outstanding at any time after the filing date of this Amended and Restated Certificate of Incorporation is decreased by a combination of the outstanding shares of the applicable series of Common Stock, then, following the record date of such combination (or the date of such combination if no record date is fixed), the Conversion Price for the Series E Preferred Stock that is convertible into the applicable series of Common Stock shall be appropriately proportionally increased so that the number of shares of the applicable series of Common Stock issuable on conversion of each share of Series E Preferred Stock shall be decreased in proportion to such decrease in the aggregate number of shares of the applicable series of Common Stock outstanding.

1.4.5.3

Dividends. In the event the Corporation should at any time after the filing date of this Amended and Restated Certificate of Incorporation fix a record date for the determination of holders of Class A Common Stock or Class B Common Stock entitled to receive a dividend or other distribution payable in additional shares of the applicable series of Common Stock or Common Stock Equivalents (such Common Stock Equivalents, if any, “Additional Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of the applicable series of Common Stock or the Additional Common Stock Equivalents (including the additional shares of the applicable series of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution if no record date is fixed), the Conversion Price of the Series E Preferred Stock that is convertible into the applicable series of Common Stock shall be appropriately proportionally decreased by multiplying the Conversion Price then in effect by a fraction:

1.4.5.3.1

the numerator of which shall be the total number of shares of the applicable series of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

1.4.5.3.2

the denominator of which shall be the total number of shares of the applicable series of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of the applicable series of Common Stock issuable in payment of such dividend or distribution and those issuable with respect to such Additional Common Stock Equivalents.

1.4.5.3.3

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price of the Series E Preferred Stock that is convertible into the applicable series of Common Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price of the Series E Preferred Stock that is convertible into the applicable series of Common Stock shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of the Series E

Preferred Stock simultaneously receive a dividend or other distribution of shares of the applicable series of Common Stock or Common Stock Equivalents in a number equal to the number of shares of the applicable series of Common Stock or Common Stock Equivalents as they would have received if all outstanding shares of the Series E Preferred Stock had been converted into the applicable series of Common Stock on the date of such event.

1.4.6

Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Article IV(C)1.4.5.1 above or in Article IV(C)1.4.5.2 above, then, in each such case for the purpose of this Article IV(C)1.4.6, the holders of Series E Preferred Stock that is convertible into the applicable series of Common Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of the applicable series of Common Stock of the Corporation into which their shares of Series E Preferred Stock are convertible as of the record date fixed for the determination of the holders of the applicable series of Common Stock of the Corporation entitled to receive such distribution (or the date of such distribution if no record date is fixed).

1.4.7

Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Class A Common Stock or Class B Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in Article IV(C)1.2 above or this Article IV(C)1.4) provision shall be made so that the holders of Series E Preferred Stock that is convertible into the applicable series of Common Stock shall thereafter be entitled to receive upon conversion of such Series E Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article IV(C)1.4 with respect to the rights of the holders of such Series E Preferred Stock after the recapitalization to the end that the provisions of this Article IV(C)1.4 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of such Series E Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

1.4.8	No Fractional Shares and Notices as to Adjustments.

1.4.8.1

No fractional shares shall be issued upon the conversion of any share or shares of Series E Preferred Stock, and the number of shares of the applicable series of Common Stock to be issued to a particular stockholder shall be rounded down to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Series E Preferred Stock the holder is at the time converting into the applicable series of Common Stock and the number of shares of the applicable series of Common Stock issuable upon such aggregate conversion. If the conversion would result in any fractional share, the Corporation shall, in lieu of issuing any such fractional share, upon demand by the stockholder otherwise entitled to such fractional share, pay the holder thereof an amount in cash equal to the fair market value of such fractional share on the date of conversion, as determined in good faith by the Board of Directors.

1.4.8.2

Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series E Preferred Stock pursuant to this Article IV(C)1.4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Series E Preferred Stock a notice setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of such Series E Preferred Stock, furnish or cause to be furnished to such holder a notice setting forth (A) such adjustment and readjustment, (B) the Conversion Price for Series E Preferred Stock at the time in effect and (C) the number of shares of the applicable series of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series E Preferred Stock.

1.4.9

Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall give to each holder of Series E Preferred Stock, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

1.4.10

Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock and Class B Common Stock, solely for the purpose of effecting the conversion of the shares of Series E Preferred Stock that is convertible into the applicable series of Common Stock, such number of its shares of Class A Common Stock and Class B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series E Preferred Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock or Class B Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series E Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series E Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock and Class B Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Amended and Restated Certificate of Incorporation.

1.4.11

Notices. Any notice required by the provisions of this Article IV(C)1.4 to be given to the holders of shares of Series E Preferred Stock shall be deemed given if deposited in the U.S. mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation or delivered by electronic transmission to the holder of Series E Preferred Stock using the contact information previously provided by such holder to the Corporation.

1.5	Voting Rights and Powers.

1.5.1	Except as expressly provided by this Amended and Restated Certificate or as provided by law:

1.5.1.1

Subject to Sections 1.5.1.3 and 1.5.2, with respect to holders of Series E Preferred Stock, (A) (i) before the Class B Mandatory Conversion Time, each holder of Series E Preferred Stock shall be entitled to the number of votes based on the number of whole shares of Class B Common Stock into which its shares of Series E Preferred Stock could be converted, and (ii) after the Class B Mandatory Conversion Time, each holder of Series E Preferred Stock shall be entitled to the number of votes based on the number of whole shares of Class A Common Stock into which its shares of Series E Preferred Stock could be converted and, in each case, to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and (B) each holder of Series E Preferred Stock shall be entitled to vote together with the holders of the applicable series of Common Stock; and

1.5.1.2

Subject to Sections 1.5.1.3 and 1.5.2, if, with respect to a holder of Series E Preferred Stock, the Series E Individual Holder Class B Mandatory Conversion Time occurs prior to the Class B Mandatory Conversion Time, then, with respect to a holder of Series E Preferred Stock, after the Series E Individual Holder Class B Mandatory Conversion Time, (A) such holder of Series E Preferred Stock shall be entitled to the number of votes based on the number of whole shares of Class A Common Stock into which its shares of Series E Preferred Stock could be converted and to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation and (B) each holder of Series E Preferred Stock shall be entitled to vote together with the holders of Class A Common Stock.

1.5.1.3

Fractional votes shall not be permitted and any fractional votes on an as-converted basis (after aggregating all shares into which shares of Series E Preferred Stock held by each holder could be converted) shall be disregarded.

1.5.2	Notwithstanding the provisions of Article IV(C)1.5.1, Series E Preferred Stock shall not be entitled to vote with respect to the election of directors.

1.6

Series E Protective Provisions. For so long as shares of the Series E Preferred Stock remain outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Amended and Restated Certificate of Incorporation) the written consent or affirmative vote of the Requisite Series E Holders given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

1.6.1

amend, alter or repeal any provision of the Amended and Restated Certificate of Incorporation or Bylaws of the Corporation in a manner that materially adversely affects the holders of the Series E Preferred Stock;

1.6.2	waive any of the rights, preferences, and privileges of the Series E Preferred Stock including contemplated waiver of Article IV(C)1.4.5;

1.6.3

waive the classification of a transaction as a Liquidation Transaction pursuant to Article IV(C)1.2.4.1 or any distribution of proceeds in connection with a liquidation, dissolution or winding up of the Corporation, a merger or consolidation or Liquidation Transaction in accordance with Article IV(C)1.2;

1.6.4	amend, alter or repeal the definition of “Requisite Series E Holders” contained in Article IV(C)1.2.4.1; or

1.6.5	increase or decrease (other than by conversion) the total number of authorized shares of Series E Preferred Stock.

1.7

Status of Converted Stock. In the event any shares of Series E Preferred Stock shall be converted pursuant to Article IV(C)1.4 above hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation. The Corporation may take all such actions as are necessary to cause this Amended and Restated Certificate of Incorporation to be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock and the authorized shares of Series E Preferred Stock.

1.8

Waiver of Rights. Except as otherwise set forth in this Amended and Restated Certificate of Incorporation, any of the rights, powers, preferences and other terms of the Series E Preferred Stock set forth herein may be waived (either prospectively or retrospectively) on behalf of all holders of Series E Preferred Stock and with respect to all shares of Series E Preferred Stock only by the approval (by vote or written consent, as provided by law) of the holders of a majority of the shares of Series E Preferred Stock then outstanding.

ARTICLE V

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

1. Powers of the Board. In addition to the powers and authority expressly conferred upon them by applicable law or by this Amended and Restated Certificate of Incorporation or the Bylaws, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

2. Classification of the Board. Except as may be provided in a resolution or resolutions of the Board of Directors providing for any series of Preferred Stock with respect to any directors elected (or to be elected) by the holders of such series and except as otherwise required by applicable law, the directors shall be divided into three classes, designated as Class I, Class II and Class III, as nearly equal in number as possible. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the Effective Time, Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the Effective Time and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the Effective Time. At each annual meeting of stockholders commencing with the first annual meeting of stockholders following the Effective Time, the directors of the class to be elected at each annual meeting of stockholders shall be elected for a three-year term. If the total number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class, in accordance with Section 5 of this Article V, shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the total number of directors remove or shorten the term of any incumbent director. Notwithstanding the foregoing provisions of this Section 2 of this Article V, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, disqualification, retirement, or removal.

3. Number of Directors. Except as may be provided in a resolution or resolutions of the Board of Directors providing for any series of Preferred Stock with respect to any directors elected (or to be elected) by the holders of such series and except as otherwise required by applicable law, the total number of authorized directors constituting the Board of Directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by the Board of Directors.

4. Removal of Directors. Except as may be provided in a resolution or resolutions of the Board of Directors providing for any series of Preferred Stock with respect to any directors elected (or to be elected) by the holders of such series and except as otherwise required by applicable law, for so long as the Board of Directors is classified, the Board of Directors or any individual director may be removed from office at any time, only for cause, by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of directors.

5. Vacancies and Newly Created Directorships. Except as may be provided in a resolution or resolutions providing for any series of Preferred Stock with respect to any directors elected (or to be elected) by the holders of such series and except as otherwise required by applicable law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified or until such director’s death, resignation, disqualification, retirement, or removal.

6. Bylaws. Subject to any additional vote required by this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, repeal, alter, amend or rescind the Bylaws. The affirmative vote of at least a majority of the Board of Directors then in office shall be required in order for the Board of Directors to adopt, repeal, alter, amend or rescind the Bylaws. The stockholders shall also have power to adopt, repeal, alter, amend or rescind the Bylaws. In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Amended and Restated Certificate of Incorporation (including any Preferred Stock outstanding at any time), such adoption, repeal, alteration, amendment or rescission of the Bylaws by the stockholders shall require the affirmative vote of the holders of at least sixty-six and two-third percent (66 2/3%) of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

7. Elections of Directors. Elections of directors need not be by ballot unless the Bylaws shall so provide.

ARTICLE VI

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

ARTICLE VII

Except as otherwise required by law, special meetings of the stockholders of the Corporation may be called only by or at the direction of the Board of Directors then in office, the Chairperson of the Board of Directors or the chief executive officer of the Corporation.

ARTICLE VIII

Subject to the rights of the holders of any series of Preferred Stock, including Article IV(C)1, with respect to actions by the holders of shares of such series, (A) no action shall be taken by the stockholders of the Corporation except at a duly called annual or special meeting of stockholders and (B) no action shall be taken by the stockholders of the Corporation by written consent, except that the holders of Series E Preferred Stock may consent to the matters specified in Article IV(C)1.6 by written consent without a meeting. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

ARTICLE IX

To the fullest extent permitted by law, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors or officer, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended. Any repeal or modification of the foregoing provisions of this Article IX by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of, or increase the liability of any director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to, such repeal or modification.

ARTICLE X

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law. Any amendment, repeal or modification of the foregoing provisions of this Article X shall not adversely affect any right or protection of any director, officer, employee or other agent of the Corporation existing at the time of such amendment, repeal or modification.

ARTICLE XI

Unless the Corporation consents in writing to the selection of an alternative forum, (A) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws of the Corporation or this Amended and Restated Certificate of Incorporation (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (B) subject to the preceding provisions of this Article XI, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. If any action the subject matter of which is within the scope of clause (A) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (A) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XI. This Article XI is intended to benefit and may be enforced by the Corporation, its officers and directors and stockholders, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. Notwithstanding the foregoing, the provisions of this Article XI shall not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

If any provision or provisions of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (A) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XI (including, without limitation, each portion of any paragraph of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (B) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE XII

The Corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of the Corporation, and, as applicable, such other approvals of the Board of Directors, as are required by law or by this Amended and Restated Certificate of Incorporation, (A) the affirmative vote of the holders of sixty-six and two-third percent (66 2/3%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision of this Amended and Restated Certificate of Incorporation inconsistent with, (i) Article IV, (ii) Article V, (iii) Article VIII, (iv) Article IX, (v) Article X, (vi) Article XI or (vii) this Article XII, and (B) for so long as any shares of Class B Common Stock are outstanding, the affirmative vote of the holders at least sixty-six and two-third percent (66 2/3%) of the shares of Class B Common Stock outstanding at the time of such vote, voting as a separate series, shall be required to amend or repeal, or adopt any provision of this Amended and Restated Certificate of Incorporation inconsistent with (i) Section 2.1 of Part B of Article IV (only with respect to the number of votes for each share of Class B Common Stock held), (ii) Section 3.1 of Part B of Article IV (with the exception of 3.1.6), or (iii) this clause (B) of Article XII.

* * *

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this ____ day of __________, 2025.

By:
Daniel Perez
Chief Executive Officer